Exhibit 99.2

TALOS PRODUCTION INC.

OFFER FOR ANY AND ALL OUTSTANDING 12.00% SECOND-PRIORITY SENIOR SECURED NOTES DUE 2026 IN EXCHANGE FOR 12.00% SECOND-PRIORITY SENIOR SECURED NOTES DUE 2026 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)

PURSUANT TO THE PROSPECTUS DATED _____________, 2021

THE EXCHANGE OFFER (AS DEFINED BELOW) WILL EXPIRE ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON _____________, 2021, UNLESS EXTENDED BY THE ISSUER IN ITS SOLE DISCRETION (THE “EXPIRATION DATE”). TENDERS OF OUTSTANDING NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

_____________, 2021

To Our Clients:

Enclosed for your consideration is a Prospectus dated ___________, 2021 (the “Prospectus”) and the related Letter of Transmittal and instructions thereto (the “Letter of Transmittal”) in connection with the offer of Talos Production Inc. (the “Issuer”) to exchange (the “Exchange Offer”) $650,000,000 aggregate principal amount of its 12.00% Second-Priority Senior Secured Notes due 2026 (the “Exchange Notes”), the issuance of which has been registered under the Securities Act of 1933, as amended, for a like principal amount of its outstanding 12.00% Second-Priority Senior Secured Notes due 2026 (the “Outstanding Notes”) upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus. All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Prospectus.

WE ARE THE REGISTERED HOLDER OF OUTSTANDING NOTES HELD BY US FOR YOUR ACCOUNT. A TENDER OF ANY SUCH OUTSTANDING NOTES CAN BE MADE ONLY BY US AS THE REGISTERED HOLDER AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER OUTSTANDING NOTES HELD BY US FOR YOUR ACCOUNT.

Accordingly, we request instructions as to whether you wish us to tender any or all such Outstanding Notes held by us for your account pursuant to the terms and conditions set forth in the Prospectus and the Letter of Transmittal. WE URGE YOU TO READ THE PROSPECTUS AND THE LETTER OF TRANSMITTAL CAREFULLY BEFORE INSTRUCTING US TO TENDER YOUR OUTSTANDING NOTES.

Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Outstanding Notes on your behalf in accordance with the provisions of the Exchange Offer. THE EXCHANGE OFFER WILL EXPIRE ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON ____________, 2021, UNLESS EXTENDED OR EARLIER TERMINATED. Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn only under the circumstances described in the Prospectus and the Letter of Transmittal.

Your attention is directed to the following:

1.          The Exchange Offer is for the entire aggregate principal amount of Outstanding Notes.

2.          Consummation of the Exchange Offer is conditioned upon the terms and conditions set forth in the Prospectus under the captions “Exchange Offer—Terms of the Exchange Offer” and “Exchange Offer—Conditions to the Exchange Offer.”

3.          Tendering Holders may withdraw their tender at any time until one minute after 11:59 p.m., New York City time, on the Expiration Date.

4.          Any transfer taxes incident to the transfer of Outstanding Notes from the tendering Holder to the Issuer will be paid by the Issuer, except as provided in the Prospectus and the instructions to the Letter of Transmittal.

5.          The Exchange Offer is not being made to, nor will the surrender of Outstanding Notes for exchange be accepted from or on behalf of, Holders of Outstanding Notes in any jurisdiction in which the Exchange Offer or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

6.          The acceptance for exchange of Outstanding Notes validly tendered and not withdrawn and the issuance of Exchange Notes will be made as soon as practicable after the Expiration Date.

7.          The Issuer expressly reserves the right, in its reasonable discretion and in accordance with applicable law, (i) to delay accepting any Outstanding Notes, (ii) to terminate the Exchange Offer and not accept any Outstanding Notes for exchange if it determines that any of the conditions to the Exchange Offer, as set forth in the Prospectus, have not occurred or been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Outstanding Notes tendered in the Exchange Offer other than those Outstanding Notes properly withdrawn, or (iv) to waive any condition or to amend the terms of the Exchange Offer in any manner. In the event of any extension, delay, non-acceptance, termination, waiver or amendment, the Issuer will as promptly as practicable give written notice of the action to the Exchange Agent and make a public announcement of such action. In the case of an extension, such announcement will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

8.          Consummation of the Exchange Offer may have adverse consequences to Holders of Outstanding Notes not tendering such Outstanding Notes pursuant to the Exchange Offer, including that the reduced amount of Outstanding Notes as a result of the Exchange Offer may adversely affect the trading market, liquidity and market price of the Outstanding Notes.

If you wish to have us tender any or all of the Outstanding Notes held by us for your account, please so instruct us by completing, executing and returning to us the instruction form that follows.

INSTRUCTIONS REGARDING THE EXCHANGE OFFERS

WITH RESPECT TO THE

$650,000,000 OF 12.00% SECOND-PRIORITY SENIOR SECURED NOTES DUE 2026

("OUTSTANDING NOTES")

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed documents referred to therein relating to the Exchange Offer of Talos Production Inc. with respect to the Outstanding Notes.

This will instruct you whether to tender the principal amount of Outstanding Notes indicated below held by you for the account of the undersigned pursuant to the terms of and conditions set forth in the Prospectus and the Letter of Transmittal. (check box as applicable).

Box 1 ◻ Please tender the Outstanding Notes held by you for my account, as indicated below.

Box 2 ◻ Please do not tender any Outstanding Notes held by you for my account.

Date: _______________, 2021

Principal Amount of 12.00% Second-Priority Senior Secured Notes due 2026 Notes to be Tendered:

Signatures(s)*
$___________

(must be in the minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof)

Please Print Name(s) Here

Please Type or Print Address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

My Account Number With You

*          UNLESS OTHERWISE INDICATED, SIGNATURE(S) HEREON BY BENEFICIAL OWNER(S) SHALL CONSTITUTE AN INSTRUCTION TO THE NOMINEE TO TENDER ALL OUTSTANDING NOTES OF SUCH BENEFICIAL OWNER(S).